Exhibit 10.15

AGREEMENT

AGREEMENT (the “Agreement”), made as of December 31, 2006, by and among LEXINGTON REALTY TRUST, a Maryland real estate investment trust (“Lexington”), THE LEXINGTON MASTER LIMITED PARTNERSHIP, a Delaware limited partnership (the “Partnership”), and WINTHROP MANAGEMENT L.P., a Delaware limited partnership (“Winthrop”).

WITNESSETH:

WHEREAS, Winthrop provides property management services to those real properties owned indirectly by the Partnership listed on Schedule 1 hereto (the “Managed Properties”) pursuant to those certain Property Management Agreements described on Schedule 1 hereto (the “Property Management Agreements”), a form of which is attached hereto as Exhibit A;

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 23, 2006, between Lexington and Newkirk Realty Trust, Inc., a Maryland corporation (“Newkirk”), as amended (the “Merger Agreement”), Newkirk is to be merged with and into Lexington (the “Merger”) as a consequence of which the Partnership will become a subsidiary of Lexington;

WHEREAS, it is a condition precedent to the consummation of the Merger that Lexington agree to retain Winthrop as the property manager for certain properties owned by the Partnership or Lexington including the Managed Properties pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.            Capitalized Terms.        Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed thereto in the Merger Agreement.

2.            Continuation of Management. The Partnership, Lexington and Winthrop hereby agree that the Property Management Agreements with respect to the Managed Properties shall not be terminated, except in accordance with their terms, until December 31, 2007.

3.            Agreement to Retain Winthrop. Lexington and the Partnership hereby agree to retain, or cause their Subsidiaries to retain, Winthrop as the property manager for all NRT Properties and all properties acquired from and after the Effective Time by the Surviving Entity or any of its Subsidiaries, in all cases for which a property manager is retained by Lexington, the Partnership or any of their Subsidiaries; provided, however, in no event shall Lexington, the Partnership or any of their Subsidiaries be required to retain Winthrop if either (i) it is a condition to the acquisition, financing or ownership of such property that a third-party property manager be retained for such property or (ii) a third party property manager of equivalent experience, ability and reputation agrees to enter into a New PMA (as hereinafter defined) at a rate lower than that set forth in the next sentence and Winthrop elects, within 10 days of notice of such lesser rate, not to enter into a New PMA at such lower rate. Subject to the foregoing, each such retention shall be in accordance with a property management agreement in such form and substance mutually agreed to by the Partnership and Winthrop. Pursuant to each New PMA, Winthrop will be entitled to property management fees for each property, as applicable, equal to 3% of gross revenues of such property with respect to office properties and 1% of gross revenues of such property with respect to industrial properties. Notwithstanding anything to the contrary contained herein, on or after December 31, 2007, any such New PMAs and any Property Management Agreements shall be terminable by Lexington at any time upon 30-days written notice to Winthrop.

4.             Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by a recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4):

if to Winthrop:

7 Bulfinch Place

Suite 500

P.O. Box 9507

Boston, MA 02114

Fax No: (617) 742-4643

Attn: Mark Smith

if to Lexington or the Partnership:

Lexington Realty Trust

One Penn Plaza, Suite 4015

New York, New York 10119-4015

Fax: (212) 594-6600

Attention: T. Wilson Eglin

Joseph S. Bonventre

5.             Successors and Assigns. This Agreement shall bind and inure to the benefit of each of the parties hereto and their respective heirs, personal representatives, successors and assigns.

6.            Counterparts. This Agreement may be executed in counterpart copies, all of which together shall be deemed one and the same instrument.

7.            Entire Agreement. This Agreement constitutes the entire understanding among the parties with respect to the matters referred to herein and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings with respect to the subject matter of this Agreement are hereby terminated and superseded by this Agreement.

8.            Invalidity. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the day and year first above written.

LEXINGTON REALTY TRUST

By:/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

THE LEXINGTON MASTER LIMITED PARTNERSHIP

By:	LEX GP-1 Trust

General Partner

By /s/T. Wilson Eglin

T. Wilson Eglin
Chief Executive Officer

WINTHROP MANAGEMENT, L.P.

By:	Winthrop Management Corp.

General Partner

By /s/ Peter Braverman

Peter Braverman

Executive Vice President

Property Management Agreement

Schedule 1

MANAGED PROPERTIES

Camfex Associates

Limited Partnership	255 California Street, San Francisco, CA

NK-Leasehold LLC	Hacienda Business Park, Pleasanton, CA

Newkirk Wybanco L.P.	Depot Square Corporate Center, 849 Front Street, Evanston, WY

Newkirk Bedford L.P.	Parkwood Plaza, 1900 L. Don Dodson, Bedford, TX

Newkirk Alake L.P.	Lakewood Towers, 6301 Gaston Avenue, Dallas, TX

NK-Bridgewater Property LLC	Bridgewater Hills Corporate Center, Bridgewater, NJ

NK-850/950 Corporetum LLC	850/950 Warrenville Road, Lisle, IL

NK-Rockaway Property LLC	Rockaway Executive Center, Rockaway, NJ

NK-TCC Property LLC	Three City Centre, Rochester, NY

NK-Glenwillow Property LLC	7005 Cochran Road, Glenwillow, OH

Property Management Agreement

EXHIBIT A

Form of Property Management Agreement

COMMERCIAL MANAGEMENT AGREEMENT

Manager:	Winthrop Management, L.P.

Owner:

Property:

Property Management Agreement

COMMERCIAL MANAGEMENT AGREEMENT

This AGREEMENT is dated as of the 26 day of January, 2006, by and between ____________________________, a Delaware limited liability company (“Owner”) and Winthrop Management, L.P., a Delaware limited partnership ("Manager").

WITNESSETH:

WHEREAS, Owner is the owner of that certain real property and improvements thereon located at __________________________ (such property, together with all improvements now or hereafter located thereon and all personal property necessary for the use and enjoyment of such improvements, being hereinafter referred to collectively as the "Property");

WHEREAS, Manager is an experienced and qualified manager of real estate; and

WHEREAS, Owner desires to engage Manager to lease, manage and operate the Property.

NOW, THEREFORE, in consideration of the premises the parties agree as follows:

ARTICLE 1. COMMENCEMENT AND TERMINATION DATES

The term of this Agreement shall commence as of the date hereof and shall continue in full force and effect until the first anniversary of the date hereof and shall be automatically extended for successive one (1) year periods thereafter.

ARTICLE 2. MANAGER'S RESPONSIBILITIES

2.1         Management. Owner hereby appoints Manager as the sole and exclusive agent for the management of the Property as Owner reasonably may deem advisable and on the terms and conditions set forth herein. Manager shall perform its responsibilities in an efficient and satisfactory manner and shall arrange the performance of any and all services required to be performed for the benefit of the tenants of the Property, subject to: (a) the budgets, policies and limitations imposed by the Owner, and (b) applicable law and rulings and orders of governmental authorities having jurisdiction. All services shall be performed in a diligent and professional manner in accordance with recognized standards of the property management industry. Manager shall act in a fiduciary capacity with respect to the proper protection of and accounting for Owner's assets.

2.2         Employees. Manager shall employ at all times a sufficient number of experienced and qualified employees to enable Manager to perform its duties as set forth herein. In addition, Manager shall be permitted to retain such third-party consultants as it deems advisable in connection with the performance of its duties hereunder; provided, however, except as otherwise provided herein, in no event shall Owner be liable for any amounts owing to such third party and

Property Management Agreement

Manager shall indemnify Owner and hold Owner harmless from any and such fees. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees shall be the responsibility of Manager. Manager shall fully comply with all applicable laws and regulations relating to worker's compensation, social security, unemployment insurance, hours of labor, wages, working conditions, and other employer-employee related subjects.

Manager shall cause all employees involved in the administration of any funds of Owner to be bonded or covered under Manager's comprehensive crime insurance policy.

2.3         Compensation of Employees. Manager shall establish the salaries and other compensation of employees, which need not be approved by Owner if consistent with such compensation as set forth in the Approved Operating Budget (as defined in Section 2.5 herein). In the event Manager determines it necessary to pay compensation in excess of the compensation set forth in the Approved Operating Budget, Manager shall obtain the approval of Owner or pay such excess from its own funds.

The salaries and other compensation for all on-site employees shall be charged to the Property and paid directly from the Operating Account (as defined in Section 7.1 herein). Upon Owner's request, Manager shall provide to Owner a list of all on-site employees and their salaries and other compensation. In addition, a portion of the salaries and other compensation of certain off-site employees of the Manager, such as those persons who perform (or provide support to) accounting functions, rent collection and legal services, shall be charged to the Property and paid directly from the Operating Account.

2.4         Compliance with Laws and Mortgages and Notices. Manager shall cause all things to be done which are necessary to accomplish compliance with federal, state and municipal laws, ordinances, regulations, orders and notices relative to the leasing, use, operation, repair and maintenance of the Property and with the rules, regulations or orders of the local Board of Fire Underwriters or other similar body. Manager shall use reasonable efforts to promptly remedy any violation of any such law, ordinance, regulation, notice or order. Manager, however, shall not take any action under this Section 2.4 so long as Owner has notified Manager that Owner is contesting or intends to contest such law, ordinance, regulation, notice or order. All expenses incurred under this Section 2.4 shall be paid from available funds in the Operating Account subject to the limitations of this Article 2.

As directed by Owner, Manager shall use reasonable efforts to comply with all covenants and obligations of Owner contained in any mortgage financing documents of which it has knowledge which relate to the operation of the Property.

Manager shall furnish to Owner, promptly upon receipt by Manager, any and all notices or orders affecting the Property, including, without limitation, any notice from any taxing or other governmental authority, any notice of violations of law or municipal ordinances or orders issued by any Board of Fire Underwriters or other similar body against the Property or the Owner, any notice of default or otherwise from the holder of any mortgage or deed of trust, any

Property Management Agreement

notice of a lien on the Property or any notice of renewal, termination or cancellation of any insurance policy.

2.5         Approved Budgets. Manager shall prepare and submit to Owner and any lender of Owner which Owner so notifies Manager to submit, a proposed operating budget and a proposed capital budget for the promotion, operation, repair and maintenance of the Property, which shall be delivered no later than November 30 of the calendar year prior to such operating year which budget shall include, but not be limited to, the items required to be given by the Owner to a mortgagee under the terms of any mortgage encumbering Owner's interest in the Property.

Owner will consider the proposed budgets and will consult with Manager in the ensuing period prior to the commencement of the forthcoming calendar year to determine an "Approved Operating Budget" and an "Approved Capital Budget". Owner may determine in its sole discretion, the content of any Approved Operating Budget or Approved Capital Budget. Prior to the commencement of the calendar year, Owner will notify Manager in writing of its approval of the proposed budgets and any changes therein required by Owner. If Owner shall fail to notify Manager of its approval or disapproval of the budget by the commencement of the applicable calendar year, Manager shall be permitted to proceed under the prior year’s Approved Operating Budget with a 3% increase to each discretionary line item and the appropriate increase for non-discretionary line items (i.e., taxes) until a proposed budget has been approved hereunder.

Manager shall use all reasonable diligence and employ all reasonable efforts so that the actual costs of maintaining and operating the Property shall not exceed the greater of: (i) 3% of any line item, or (ii) $5,000 for any line item. All expenses shall be charged to the proper accounts as specified in a chart of accounts theretofore approved by Owner and no expense shall be classified or reclassified for the purpose of avoiding an excess in the annual budgeted amount in an accounting category. Manager shall report to Owner monthly per section 4.3 of this agreement any expenditure in excess of the greater of: (i) 3% over any line item, and (ii) $5,000 over any line item of the annual budgeted amount or the Approved Operating Budget or the Approved Capital Budget.

During each calendar year Manager shall immediately inform Owner of any increases or decreases in excess of $15,000 in costs and expenses that were not foreseen during the budget preparation period and not reflected in either the Approved Operating Budget or the Approved Capital Budget.

2.6         Collection of Rents and Other Income. Manager shall cause all tenants to be billed and all rents and other charges to be collected (including security deposits, escalation billings resulting from increases in expenses or taxes or pursuant to any other rent escalation provision) and other charges which may become due at any time from any tenant or from others for services or materials provided in connection with or for the use of the Property or any portion thereof. Manager shall not terminate any lease, lock out a tenant, institute suit for rent or for use and occupancy, or proceedings for recovery or possession, without the prior approval of Owner. In connection with such suits or proceedings only legal counsel designated by Owner shall be retained. Manager shall not write off any income items without the prior approval of Owner.

Property Management Agreement

2.7         Repairs and Maintenance. Manager shall supervise the performance of all repairs, cleaning, painting, decorations and alterations including electrical, plumbing, carpentry, masonry, elevators and such other routine repairs as may be required in the course of maintenance of the Property, subject to the limitations of this Article 2. All expenses incurred hereunder shall be paid from available funds in the Operating Account; provided however, Manager must receive the prior approval of Owner for each single expenditure not set forth in an Approved Operating Budget or an Approved Capital Budget in excess of $15,000. Notwithstanding the foregoing, all expenditures to refurbish, rehabilitate, remodel or otherwise prepare areas covered by new leases or amendments to existing leases shall require Owner's prior consent and shall be paid as Owner may direct.

In cases of emergency Manager may make expenditures hereunder which exceed the aforementioned amount without prior written approval (but with such notice, telephone or otherwise as may be practicable in light of the circumstances) if necessary to prevent damage or injury or immediately necessary to comply with applicable law, order or regulation, or required to avoid the suspension of any necessary service to the Property.

2.8         Capital Expenditures. The Approved Capital Budget shall constitute an authorization for Manager to make any capital expenditures without Owner's prior approval. In cases of emergency Manager may make expenditures hereunder which exceed the aforementioned amount without prior written approval (but with such notice, telephone or otherwise as may be practicable in light of the circumstances) if necessary to prevent damage or injury or immediately necessary to comply with applicable law, order or regulation, or required to avoid the suspension of any necessary service to the Property. As part of its management services, Manager shall supervise any and all extraordinary repairs and/or capital improvements as shall be directed by Owner, and be compensated an amount equal to eight percent (8%) of the cost of such repair and/or improvement up to $250,000.00, seven percent (7%) of the costs between $250,001.00 up to $750,000.00 of the costs and six percent (6%) over $750,000.00 of cost for each project. All expenditures hereunder shall be paid out of the Operating Account unless Owner directs otherwise.

With respect to the purchase and installations of major items of new or replacement equipment (including, without limitation, elevators, heating or air-conditioning equipment, incinerators, rugs, carpets or other floor covering, etc.), Manager shall recommend that Owner purchase these items when Manager believes such purchase to be necessary or desirable. Owner may arrange to purchase and install the same itself or may authorize Manager to do so subject to prescribed supervision and specification requirements and conditions.

2.9         Service Contracts. Manager shall not enter into any contract for supplies or for cleaning, maintaining, repairing or servicing the Property or any of the constituent parts of the Property having an annual cost in excess of $15,000 per annum without the prior approval of Owner if not approved in the Approved Operating Budget. As a condition to obtaining such approval, Manager shall supply Owner with a copy of the proposed contract. Each such service contract shall: (a) be in the name of Manager, as agent for Owner, (b) include a provision for cancellation thereof by Owner or Manager upon not less than 30 days written notice, and (c) if the proposed contract is for a period over one year, then require that all contractors provide

Property Management Agreement

evidence of insurance as set forth in Section 3.4, unless Owner approves of the proposed contract without such insurance provisions. When issuing purchase orders, Manager shall use all reasonable efforts to secure for, and to credit to, Owner any discounts, commissions or rebates obtainable as a result of any such purchases.

2.10       Taxes, Mortgages. Manager shall, unless otherwise required, obtain and verify bills for real estate taxes, improvement assessments and other like charges which are or may become liens against the Property. If funds are available, Manager shall arrange payment of such bills in such time to permit Owner to avoid penalty for late payment or to permit Owner to take advantage of discounts and if requested by Owner, pay any charges due under any ground lease, mortgage, or other security instrument, if any, affecting the Property. Manager will, if requested by Owner, cooperate with counsel designated by Owner in the preparation of an application for correction of the assessed valuation to be filed with the appropriate governmental agency.

2.11	Leasing. In addition to and not as a limitation on Manger's duties hereunder:

(a) Manger shall use its reasonable efforts to obtain the compliance of tenants with regard to their obligations under their leases;

(b) Manager shall diligently review all leases, subleases and assignments of leases for space in the Property by a tenant occupying space in the Property or a prospective tenant and submit the same to Owner for review, approval and execution;

(c) Upon the request of the Owner, provide copies of all leases, subleases and assignments then in effect and/or deliver to the Owner, and to any persons designated by the Owner, a schedule of all then existing leases, which schedule shall provide such information concerning such leases and the tenants as the Owner shall reasonably request;

(d) The Manager shall receive, consider, evaluate and keep complete records with respect to, and, except as specifically limited by other provisions of this Agreement, shall handle, compromise or settle, the complaints of all tenants or users of any of the services or facilities of the Property; provided, however, the Manager is not authorized to, and shall not compromise or settle, or make any payment with respect to, any such complaint without the prior written consent of the Owner if such compromise, settlement or payment would reduce gross proceeds or increase expenses of the Property;

(e) The Manager shall give prompt notice to the Owner of any defaults by any of the tenants under their leases and shall, with the prior approval of Owner, institute in its own name or in the name of the Owner, any necessary legal actions or proceedings to collect all charges, rents, and monetary damages from the tenants or other persons in possession or to cancel or terminate any leases or to dispossess the tenants or other persons in possession on grounds of nonpayment of any amount due (or on grounds of any other failure to perform) under the applicable lease or otherwise enforce the provisions of the leases. The selection of any counsel engaged under this subparagraph shall be subject to the prior approval of the Owner, and no settlement shall be entered into in any matter without the Owner's approval; and

Property Management Agreement

(f)    Notwithstanding anything herein to the contrary, without the prior consent of Owner, Manager: (i) shall not receive or collect any rents for more than one month in advance (plus security deposits), (ii) shall not waive, excuse, condone, discount, set off, compromise or in any manner release or discharge any tenant (or any guarantor under any guaranty of any lease) from its obligations under its lease (or such guaranty); (iii) shall not cancel, terminate or consent to the surrender of any lease; (iv) shall not commence any action, suit or proceedings for the collection of rent, for removal or for the dispossession of any tenant or exercise any right of recapture provided in any lease; (v) shall not modify, or in any way alter the provisions of any lease in a manner which would reduce the rent thereunder, shorten the term thereof, impose additional obligations on the landlord thereunder, or reduce the obligations of the tenant thereunder; (vi) shall not relocate any tenant within the Property; (vii) shall not consent to any modification of the express purposes for which any Tenants premises have been leased; and (viii) shall not consent to any subletting of any part of the Property, to any assignment of any lease by any Tenant thereunder, or to any assignment or further subletting of any sublease.

2.12	Miscellaneous Duties. Manager shall:

(a)          maintain orderly files containing rent records, insurance policies, leases and subleases, correspondence, receipted bills and vouchers and all other documents and papers pertaining to the Property or the operation thereof and such records, documents and papers shall at all times remain the property of Owner;

(b)          cooperate with and provide information requested by Owner's accountants in regard to the preparation by such accountants and filing by Owner of Federal, State, City and any other income or other tax returns required by any governmental authority;

(c)          cause to be prepared and filed all necessary forms for unemployment, insurance, withholding and social security taxes and all other tax and other forms relating to employment of building employees and the maintenance and operation of the Property required by Federal, State or Municipal authorities;

(d)          consider tenant service requests and record such requests as shall be substantial, in systematic fashion showing the action taken with respect to each, and thoroughly investigate and report to Owner in a timely fashion with appropriate recommendations all complaints of a nature which might have a material adverse affect on the Property or the Approved Operating or Approved Capital Budgets;

(e)          supervise the moving in and out of tenants and subtenants and arrange, to the extent possible, the dates thereof so that there shall be a minimum of disturbance to the operation of the Property and render an inspection and recommendation on the disposition of any deposit held as security for the performance by any tenant under its lease with respect to the premises vacated;

Property Management Agreement

                                 (f)           check all bills received for the services, work and supplies ordered in connection with maintaining and operating the Property and, except as otherwise herein provided, pay such bills as and when the same shall become due and payable;

(g) inspect the Property at adequate intervals and submit in writing to Owner any recommendations;

(h) keep written records of all alterations, repairs and other work performed at the Property; and

(i)            timely prepare and maintain written incident reports of all accidents and other incidents which may have a material adverse affect on the Property or to Owner which are reported or otherwise known to Manager.

ARTICLE 3. INSURANCE

3.1         Owner's Insurance. The Owner (or Manager, if Manager is directed in writing by Owner) shall procure and maintain at all times during the term of this Agreement, the insurance required to be maintained by Owner under any mortgage encumbering the Owner's leasehold interest in the Property.

3.2         Manager's Insurance. Manager shall, upon execution hereof, furnish to Owner at Manager's sole cost and expense one or more certificates of comprehensive crime insurance (or a fidelity bond) with reasonable limits and deductibles to be determined by Manager and approved by Owner covering Property employees and all employees of Manager who handle funds of Owner or of tenants of Owner. The certificate shall have attached thereto an endorsement that Owner shall be given at least thirty (30) days prior written notice of the cancellation. Owner shall not be required to reimburse Manager for Manager's cost of such insurance, except as such costs relate to Manager's property employees. In addition, Owner shall not bear the cost of any and all other coverages, other than as set forth below, that Manager may obtain for its own account.

Manager shall secure and keep in full force throughout the term of this Agreement: (A) Comprehensive Automobile Liability, which shall be fully reimbursed by Owner, covering owned, non-owned, and hired vehicles providing bodily injury and property damage coverage, all on a per-occurrence basis, at a combined single limit of $1,000,000; and (B) Worker's Compensation Insurance which shall be reimbursed as set forth in Article 7 hereof providing statutory benefits for Manager's employees and Employer's Liability coverage in an amount not less than $500,000. All required insurance shall be maintained with insurance companies holding AM Best rating of B+VIII or better.

3.3         General. Manager shall advise Owner in writing and make recommendations with respect to the insurance coverage for the Property, shall furnish such information as may be requested by Owner for the purpose of establishing the placement of insurance coverage, and shall aid and cooperate in every reasonable way with respect to such insurance and any loss thereunder. Owner shall include in its fire policy covering the Property and all personal

Property Management Agreement

property, fixtures and equipment located thereon, and Manager shall include in any fire policies for its furniture, furnishings, or fixtures situated at the Property, if any, appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies.

Manager shall investigate and, at Manager's option, make its own report or, at Owner's expense, obtain from an insurance adjuster, a written report to the insurance carrier and Owner as to all accidents, claims for damage relating to the ownership, operation and maintenance of the Property, any damage to or destruction of the Property and the estimated costs of repair thereof, and prepare any and all reports for any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved. Manager shall be authorized to settle any and all claims against insurance companies arising out of any policies, including the execution of proofs of loss, the adjustment of losses, signing of receipts and collection of receipts and collection of money; provided, however, that settlement of claims in excess of $100,000 shall not be made except upon prior written approval of Owner.

Manager and Owner each hereby waives, to the extent of the amount of insurance proceeds received by them, any and all rights of recovery which it might otherwise have against the other for loss or damage to the Property or the appurtenances thereof for injury to persons that may be sustained in or about the Property, notwithstanding that such loss, damage or injury may result from the negligence or fault of such other party. If necessary to accomplish the foregoing waiver, the insurance policies as may be required to be carried hereunder, together with any other insurance policies affecting the Property carried by Manager or Owner, shall provide that each insurance carrier affirmatively agrees to make such waiver.

3.4         Subcontractor's Insurance. Manager shall require that all subcontractors engaged to perform work at the Property have or obtain sufficient insurance coverage of the type and at the levels consistent with the job to be performed and the market conditions. Manager shall obtain and keep on file a Certificate of Insurance which shows that any subcontractor is so insured. Manager shall obtain Owner's prior consent before waiving any of such sub-contractor's insurance requirements except in the case of an emergency which threatens damage to the Property or property or injury to persons.

ARTICLE 4. FINANCIAL REPORTING AND RECORDKEEPING

4.1         Books of Accounts. Manager shall maintain adequate and separate books and records for the Property, the entries to which shall be supported by sufficient documentation to ascertain that said entries are properly and accurately recorded with respect to the Property. Such books and records shall be maintained by Manager at Manager's address stated in Section 15 or at such other location as may be mutually agreed upon in writing. Manager shall provide such control over accounting and financial transactions as is reasonably required to protect Owner's assets from theft, negligence or fraudulent activity on the part of Manager's associates or employees. Except to the extent recovered by Owner pursuant to insurance coverage, losses arising from such instances are to be borne by Manager and shall include but not be limited to:

Property Management Agreement

                                 (a)          Theft of assets by Manager's associates, principals, officers or employees or those individuals associated with or affiliated with Manager;

(b)          Overpayment of labor costs arising from either fraud or negligence; and

(c)          A sum equal to the value of any form of payment from purveyors to Manager's employees or associates arising from the provision of goods or services for the Property.

4.2         Account Classification. Manager shall adopt a system of classification of accounting entries (Chart of Accounts) reasonably satisfactory to Owner.

4.3         Financial Reports. Manager shall furnish reports of all transactions occurring from the first day of the prior month to the last day of the prior month. These reports are to be sent for receipt by Owner no later than the thirtieth (30th) day of the next succeeding month and shall show all billings, collections, arrears, uncollectible items, vacancies, disbursements, and other matters pertaining to the management, operations and maintenance of the Property during the month, and any other items required of Owner under any mortgage encumbering the Owner's interest in the Property. Any material variations from the Approved Operating Budget shall be explained or otherwise justified by Manager. The reports shall be in a form reasonably acceptable to Owner and Manager. In addition, Manager shall deliver or cause to be delivered to Owner within 120 days after (i) the end of each calendar year during the term hereof and (ii) the termination of this Agreement as set forth in Article 1, a statement of income and expenses and a balance sheet for the Property for such calendar year, or partial calendar year during the term hereof, as applicable.

4.4         Supporting Documentation. As additional support to the monthly financial statement, if requested by Owner, Manager shall provide copies of the following:

(a)          All bank statements, bank deposit slips and bank reconciliations with respect to the Operating Account;

(b)	Detailed cash receipts and disbursements records;

(c)	Detailed general ledger (if available);

(d)	Paid invoices;

(e)          Supporting documentation for payroll, payroll taxes and employee benefits;

(f)	Unpaid voucher report;

(g)	A/R detail and A/R aging report; and

(h)	Rent roll.

Property Management Agreement

4.5         Accounting Principles. All financial statements and reports required by Owner shall be prepared on an accrual basis. All year end financial statements and reports shall be prepared in accordance with generally accepted accounting principles. In addition, Manager shall maintain a reconciliation of these financial statements and reports to the tax returns.

ARTICLE 5. OWNER'S RIGHT TO AUDIT

5.1         Owner's Right to Audit. Owner reserves the right for Owner's employees, or others appointed by Owner, to conduct examinations, upon reasonable notification, of the books and records maintained for Owner by Manager no matter where such books and records are located. Owner also reserves the right upon reasonable notice to perform any and all additional audits relating to Manager's activities either at the Property or at any office of Manager; provided such audits are related to those activities performed by Manager for Owner. In the event, Owner's employees or appointees discover any discrepancies in recordkeeping, Manager shall correct such discrepancies within a reasonable time following such discovery. Manager shall inform Owner in writing of the action taken to correct any audit discrepancies.

Any and all audits conducted by Owner's employees or appointees will be at the sole expense of Owner.

ARTICLE 6. BANK ACCOUNTS

6.1         Operating Account. Manager shall deposit all rents and other funds collected from the operation of the Property including any and all advance funds in one or more accounts at a bank reasonably acceptable to Owner and Manager (the "Operating Account"). The Operating Account for the Property shall be in the name of Manager, as agent for Owner or in such other name as Owner may reasonably designate. From the Operating Accounts, Manager shall pay the operating expenses of the Property and any other payments relative to the Property as required by the terms of this Agreement, including any mortgage encumbering Owner's leasehold interest in the Property. If more than one account is required to operate the Property, each account shall have a unique name.

6.2         Security Deposit Account. Where law requires that security deposits be separately maintained, a separate account will be opened by manager at such bank as shall be reasonably approved by Owner and Manager. Such account shall be maintained in accordance with applicable law. The account will be used only for maintaining security deposits and will be so designated. Manager shall maintain detailed records of all security deposits deposited, and such records will be available for inspection by Owner's employees or appointees upon reasonable notice. Manager shall obtain the approval of Owner prior to the return of any such deposit or interest thereon to any tenant.

6.3         Change of Banks. At any time and from time to time Owner may direct Manager to change a depository bank or the depository arrangements, provided that the new bank or depository arrangements shall be reasonably acceptable to Manager.

Property Management Agreement

                 6.4         Access of Account. Upon direction from Owner, Manager shall cause funds to be transferred to Owner by Federal wire transfer. Through the use of signature cards, authorized representatives of Owner shall be permitted access to any and all funds in the bank accounts described in Sections 6.1 and 6.2, provided, however, that any such access by Owner shall require (i) the signature of the not less than two (2) authorized employees of Owner, and (ii) prior notice to Manager, by telephone or otherwise (any such telephonic notice shall be followed by written notice to Manager).

ARTICLE 7. PAYMENTS OF EXPENSES

7.1         Costs Eligible for Payment from Operating Account. Manager may pay the following expenses directly from the Operating Account subject to the conditions outlined in Article 2:

(a)          Cost to correct any violation of Federal, State and Municipal laws, ordinances, regulations and orders relative to the leasing, use, repair and maintenance of the Property, or relative to the rules, regulations or orders of the local Board of Fire Underwriters or other similar body, provided Owner does not direct otherwise.

(b)          Actual and reasonable cost of making all repairs, decorations and alterations.

(c)          Cost incurred by Manager in connection with all service agreements entered into pursuant to the terms of this Agreement.

(d)          Cost of collection of delinquent rentals collected through a collection agency which has been approved in advance by Owner.

(e)          Legal fees of attorneys, provided such attorneys have been approved by Owner.

(f)          Cost of capital expenditures subject to the restrictions in Section 2.8.

(g)          Cost of printed checks for each bank account required or approved by Owner.

(h)          Cost of cash register, adding machines, electronic data processing equipment, computer software and other equipment of such type and use, used in connection with the management of the Property. Said equipment, or leasehold rights with respect to any leased equipment, shall be the property of the Owner.

(i)          Cost of printed forms and supplies required for use at the Property.

(j)           Costs (or the pro-rata portions for designated off-site employees) of the gross salary and wages, payroll taxes, worker's compensation and other benefits of Manager's

Property Management Agreement

employees required to manage, operate and maintain the Property, subject to the limitations in Section 2.3 of this Agreement.

(k)            The fees payable to Manager pursuant to Article 12 of this Agreement.

(l)            Cost of insurance coverage as set forth in Article 3 of this Agreement.

(m)            The reasonable cost of travel and business entertainment by Manager's employees in furtherance of the activities of Manager under this Agreement.

(n)           Bank service charges.

(o)           Telephone charges.

(p)            Cost of delivery services or messengers.

(q)            Hiring expenses.

(r)            Advertising and promotion expenses.

(s)            Accounting fees in connection with any audit or review.

(t)           Any other expenses properly incurred by Manager pursuant to the terms and conditions of this Agreement subject to the limitations in Article 2 or otherwise approved by Owner.

ARTICLE 8. MANAGER'S COST NOT TO BE REIMBURSED

The following expenses or costs incurred by or on behalf of the Property shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner:

(a)          Cost of gross salary and wages, payroll, taxes, insurance, worker's compensation, and other benefits of Manager's off-site personnel not permitted pursuant to Section 2.3 of this Agreement.

(b)          Except as otherwise provided herein, general reporting services which shall be reasonably considered to be within the reasonable scope of the Manager's responsibility to Owner.

(c)          Except to the extent recovered by Owner pursuant to its insurance coverage, cost attributable to losses arising from negligence or fraud on the part of Manager, Manager's associates or Manager's employees.

(d)          Cost of comprehensive crime insurance or fidelity bond or other insurance purchased by Manager for its own account.

Property Management Agreement

ARTICLE 9. INSUFFICIENT GROSS INCOME

If at any time the gross income from the Property shall not be (or Manager reasonably anticipates that the gross income shall not be) sufficient to pay the bills and charges which may be incurred with respect to the Property, or if such gross income is insufficient to pay the combined sum of both bills and charges, then Manager promptly shall give notice to Owner of such insufficiency (or such reasonably anticipated insufficiency) and Owner shall promptly deposit into the Operating Account such amount as shall be necessary to cure or avoid such insufficiency. Notwithstanding any other provision of this Agreement to the contrary, Manager shall have no obligation to pay or otherwise fund any such bills or charges except those for the costs and expenses enumerated in Article 8 of this Agreement. Further, Manager shall not be responsible for its failure to perform any obligation under this Agreement as a result of the insufficiency of funds on deposit in the Operating Account.

ARTICLE 10. SALE OF THE PROPERTY

If Owner executes a listing agreement with a broker (other than the Manager) for the sale or other disposition of the Property, Manager shall work with such broker to the end that the respective activities of Manager and broker shall be carried on with cooperation and without interference with tenants and occupants. Manager will permit the broker to exhibit the Property during reasonable business hours.

ARTICLE 11. COOPERATION

Should any claims, demands, suits or other legal proceedings be made or instituted by any person against Owner or any other title holder of the Property which arise out of any of the matters relating to this Agreement, Manager promptly shall provide to Owner all pertinent information and reasonable assistance in the defense or other disposition thereof.

ARTICLE 12. COMPENSATION

12.1       Base Fee. Owner agrees to pay Manager a monthly base management fee ("Base Fee") equal to ___________1 of gross collections (as defined in Section 12.2 hereof) computed and payable monthly in arrears. The Base Fee shall be calculated on a monthly year to date basis and adjusted at year end in accordance with the audited financial statements for such year. In the event of cancellation or termination of this Agreement, the Base Fee shall be pro-rated on a daily basis to the effective date of such cancellation or termination.

12.2        Gross Collections. As used in this Agreement, the term "gross collections" shall mean all amounts actually collected with respect to the Property as rents or other charges for use and occupancy of the Property including, without limitation lease termination fees, building services, electric charges, Porters wage or other formula escalations, operating expense escalations, percentage rents, forfeited security deposits (which are applied to rent), income from or on account of vending machines and other concessions, and any net proceeds (after deduction of the expenses of adjustment and collection) from business interruption or other loss of income

_________________________

1  Amount is to be 3% for office properties and 1% for industrial properties

Property Management Agreement

insurance to the extent actually received, but shall exclude interest income earned on any and all funds, any sales or other excise tax required by law to be collected from tenants of the Property and remitted to the taxing authorities, any condemnation or casualty loss proceeds and the proceeds of any sale or other disposition of the Property or any other capital asset, and income derived from proceeds of claims on account, if any taking by eminent domain.

12.3       Additional Fees. In addition to Section 2.8 herein, in the event Manager provides Owner with leasing services, investment banking, mortgage brokerage services, investor relations (including coordinating with Owner the preparation of tax returns, financial reports and periodic reports to the investors of Owner), or other services not provided for herein, Manager shall be entitled to receive additional compensation for such services at such rates as may be mutually agreed upon by the parties hereto.

ARTICLE 13. TERMINATION

13.1       Termination. In addition to the provisions of Article 1, this Agreement may be terminated:

(a)          By Owner or Manager for Cause upon ten (10) days prior written notice to that effect. As used herein, "Cause" shall mean: (i) any theft of money or property of Owner or Manager by the other, (ii) any fraudulent act by Owner or Manager, or (iii) any default in the performance of Owner's or Manager's obligations under this Agreement which default shall remain uncured following reasonable notice of such default. It is expressly understood and agreed that the Causes described in (i) and (ii) above shall not be attributed to Owner or Manager, as the case may be, unless (x) such Cause shall be the act of an individual holding the office of Vice President (or some position senior thereto), or (y) Owner or Manager shall fail to promptly make full restitution to the other party (except to the extent that any such restitution may actually be made pursuant to insurance coverage) on account of such Cause.

(b)          By Owner or Manager upon a sale of the Property pursuant to a foreclosure action by creditors of Owner or pursuant to a conveyance in lieu of foreclosure.

(c)          By Owner upon a sale of the Property to a non-affiliated third party pursuant to an arms-length transaction upon 30 days prior notice to Manager.

(d)           By Owner or Manager upon 30 days prior written notice.

13.2       Final Accounting. Upon termination of this Agreement for any reason, Manager shall deliver to Owner the following:

(a)          A final accounting, reflecting the balance of income and expenses on the Property as of the date of termination, to be delivered within thirty (30) days after such termination.

Property Management Agreement

(b)          Any balance of monies of Owner, or tenant security deposits, or both, held by Manager with respect to the Property, to be delivered promptly following termination.

(c)          All records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property, to be delivered promptly following termination.

(d)          All supplies and inventories, including but not limited to keys, leases, stationery, cleaning supplies and office supplies.

13.3       Manager Compensation. Within 30 days of the date of termination, Owner shall pay Manager all fees to which Manager is entitled as of the date of termination less any amounts which may be due Owner.

ARTICLE 14. CONTRACTS WITH AFFILIATES.

Manager may contract with affiliates of Manager for the provision of goods and services to the Property, provided however, that: (i) the terms of any such contract are competitive with those obtained from non-affiliated parties, (ii) all such contracts are compatible with the best interests of Owner, (iii) Manager discloses to Owner prior to the entry into each such contract the terms of the contract and the fact that it is with an affiliate of Manager, and (iv) Owner approves of such contract. Each service contract shall: (a) be in the name of Owner (or in the name of Manager as agent for Owner, with Owner's identity disclosed), (b) be assignable; (c) include a provision for cancellation thereof by Owner or Manager upon not more than 30 days written notice; and (d) require that all contractors provide evidence of insurance as set forth in Section 3.4.

For the purposes of this Article 14, an affiliate of Manager shall include (but not by way of limitation) any company or partnership in which Manager, its partners, members or officers, or officers of such partners or members, shall have a substantial financial interest.

Notwithstanding the foregoing, except in the event of emergency posing danger to life or property, without the prior consent of Owner, Manager shall be subject to the limitations set forth in Article 2 herein.

If this Agreement is terminated, Manager shall assign to Owner or Owner's nominee all service agreements pertaining to the Property. Owner hereby agrees to accept and assume all such service agreements.

The foregoing provisions of this Article 14 shall be subject to any mortgage encumbering the Owner's leasehold interest in the Property.

Property Management Agreement

ARTICLE 15. NOTICES

All notices, demands, consents and reports provided for in this Agreement shall be in writing and shall be given to Owner or Manager at the address set forth below or at such other address as they may specify hereafter in writing:

OWNER:

MANAGER:	Winthrop Management, LP
7 Bulfinch Place, Suite 500
P.O. Box 9507
Boston, MA 02114-9507
Attn: Steven A. Carnevale
Fax: (617) 742-4641

Such notice or other communication shall be delivered by: (a) United States registered or certified mail, return receipt requested, postage prepaid and shall be deposited in a United States Post Office or a depository for the receipt of mail regularly maintained by the post office, (b) by hand, (c) by a nationally recognized overnight courier (next day delivery), or (d) facsimile (provided notice is also sent via nationally recognized overnight courier (next day delivery). Notices shall be deemed given three (3) days after being mailed in the case of (a), upon receipt in the cases of (b), (c) and (d).

ARTICLE 16. MISCELLANEOUS.

16.1       Assignment. Neither party shall voluntarily assign or transfer this Agreement without the prior written consent of the other; except as follows:

(a) Manager shall have the right to assign its rights and obligations under this Agreement to any of its "affiliates" (as said term is defined in Article 14) and any such assignee shall be deemed to be the Manager for the purposes of this Agreement;

(b) Owner shall have the right to conditionally assign its interest hereunder to any lending institution providing financing for the Property, and the Manager agrees to consent to such assignment and to a subordination of Manager's rights under this Agreement to the rights of any mortgagee pursuant to an agreement which shall provide for, among other things, a non-disturbance provision in favor of Manager; and

(c) Manager shall have the right to conditionally assign its economic rights hereunder to any lending institution providing financing to Manager, and the Owner agrees to consent to such assignment provided that no such conditional assignment shall relieve Manager of any of its obligations under this Agreement.

Property Management Agreement

Except as provided in Section 16.1 (a) above, Manager may not otherwise delegate to any third party any responsibility for the performance of its obligations under this Agreement without the prior written consent of Owner in each instance.

Any assignment by Owner or Manager of its rights and obligations under this Agreement shall not relieve Owner or Manager, as the case may be, from its respective obligations under this Agreement, and shall inure to the benefit of, and be binding upon, its successors or assigns unless the assignment is expressly consented to in writing and the assignee expressly assumes all obligations of the assignor.

16.2       Consent and Approvals. Unless otherwise provided herein, where Owner’s consent is required hereunder, Owner shall use its reasonable discretion in granting or withholding such consent except with respect to the approval of budgets in which case Owner may use its sole discretion. In addition, whenever the approval of consent of Owner is required in the Agreement except with respect to the approval of budgets, such approval or consent shall be deemed to have been given if Owner affirmatively consents to such action in writing or if Owner fails to object to such action within ten (10) business days from the date Manager gives Owner written notice requesting such approval or consent.

16.3       Pronouns. The pronouns used in this Agreement referring to Manager shall be understood and construed to apply whether Manager be an individual, partnership, limited liability company, corporation or an individual or individuals doing business under a firm or trade name.

16.4       Amendments. Except as otherwise herein provided, any and all amendments, additions or deletions to this Agreement shall be null and void unless approved by the parties hereto in writing.

16.5       Headings. All headings herein are inserted only for convenience and ease of reference and are not considered in the construction or interpretation of any provision of this Agreement.

16.6       Representations. Manager represents and warrants that it is fully licensed and qualified, to the extent required by applicable law, to perform all Manager’s duties hereunder.

16.7       Complete Agreement. This Agreement shall supersede and take the place of any and all previous agreements entered into between the parties hereto.

16.8       Status of Manager. Nothing contained herein shall be deemed to render Manager and Owner as joint ventures or partners of each other and neither shall have the power to bind or obligate the other party by virtue of this Agreement, except in accordance with the terms of this Agreement. Nothing contained herein shall deprive or otherwise affect the right of either party to own, invest in, manage, or operate, or to conduct business activities which compete with the business of the Property.

Property Management Agreement

                 16.9       Severability. If any provisions of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, where the application of such provisions or circumstances other than those as to which it is determined to be invalid or unenforceable shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

16.10    No Waiver. The failure by Owner or Manager to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy, or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. The failure of Owner or Manager to seek redress for any violation, or to insist upon the strict performance, of any term or condition of this Agreement shall not prevent a subsequent act by the other party which would have originally constituted a violation of this Agreement by such other party from having all the force and effect of an original violation. Owner or Manager may restrain any breach or threatened breach by the other party of any term or condition herein contained, but the mention herein of any particular remedy shall not preclude Owner or Manager from exercising any other remedy that it might have against the other either at law or in equity. No term or condition of this Agreement shall be deemed to have been waived by Owner or Manager unless such waiver is in writing, signed by such party.

16.11    Governing Laws. This Agreement shall be governed in all respects by the laws of the State in which the Property is located.

16.12    Indemnity. Owner shall: (i) indemnify and hold Manager harmless of and from any and all claims, losses, damages, liabilities and expenses, including, but not limited to, reasonable attorney's fees and disbursements, (but only in excess of amounts actually received by Manager from any insurance proceeds) resulting from any of its actions in connection with its carrying out its duties hereunder or under the express direction of Owner, however, that Owner's indemnification shall not apply with respect to any criminal act, gross negligence or willful misconduct of Manager, (ii) reimburse Manager upon demand for any monies which Manager is required to pay out under this Agreement or in connection with or as an expense in defense of, any claim or civil action, proceeding, charge or prosecution made, instituted or maintained against Manager and/or Owner and Manager, jointly or severally, affecting or due to the conditions or use of the Property, or acts or omissions of employees of Manager; or acts or omissions of former employees of Manager; and (iii) at the request of Manager, defend promptly and diligently, at Owner’s sole expense, any claim, action or proceeding brought against Manager and/or Owner and Manager, jointly and severally, arising out of or connected with any of the foregoing, loss or settlement thereof.

Further, in the event that Owner terminates this Agreement, Owner shall indemnify and hold Manager harmless of, from and against any and all claims, losses, damages, liabilities and expenses, including, but not limited to, reasonable attorney's fees and disbursements, (but only in excess of amounts actually received by Manager from any insurance proceeds) incurred or asserted against Manager as a result of the termination by Manager or

Property Management Agreement

Owner of any collective bargaining or other union-related agreements. In addition, in the event Owner terminates this Agreement in a manner that constitutes a breach hereunder, Owner indemnifies and holds Manager harmless of, from and against any and all claims, losses, damages, liabilities and expenses, including, but not limited to, reasonable attorney's fees and disbursements, (but only in excess of amounts actually received by Manager from any insurance proceeds) incurred or asserted against Manager by any service provider to the Property, providers of supplies to the Property or on-site employees of Manager as a result of insufficient notice of or premature termination of their contracts with Owner or Manager.

Manager indemnifies and holds Owner harmless of and from any and all claims, losses, damages, liabilities and expenses, including, but not limited to, reasonable attorneys' fees and disbursements, (but only in excess of amounts actually received by Owner from any insurance proceeds) resulting from any acts of Manager which constitute any criminal activity, gross negligence or willful misconduct or a breach of Manager's duties and obligations required by this Agreement; provided however, that Manager's indemnification hereunder shall not apply with respect to any breach by Manager which resulted from Owner's failure to perform its obligations under this Agreement.

The indemnification provisions contained in this Section 16.12 shall survive the termination of this Agreement.

16.13    Manager Not Liable. Notwithstanding any provision in this Agreement or elsewhere to the contrary, the Manager shall not be liable to Owner for any violations of statutes, ordinances, laws or regulations relating to the renting, leasing, operation or management of the Property so long as the Manager acted in good faith hereunder and in the best interest of the Property or under the express direction of Owner and its course of conduct did not constitute gross negligence, willful misconduct or criminal misconduct.

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Property Management Agreement

                 IN WITNESS WHEREOF, the parties hereby have executed this Agreement the date and year first above written.

OWNER:

MANAGER:

WINTHROP MANAGEMENT, L.P.

By:	Winthrop Management Inc.
General Partner

By: _______________________

Property Management Agreement